Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of June 21, 2021 is by and between GRACE PROPERTIES OLNEY, LLC, a Texas limited liability company (“Seller”), and REAL LIVING PROPERTY HOLDINGS – TEXAS, LLC, a Texas limited liability company (“Purchaser”). Seller and Purchaser are sometimes collectively referred to as the “Parties” or individually as a “Party”.

W I T N E S S E T H:

Section 1. Definitions.

As used herein, the following terms shall have the following meanings:

“Closing” shall mean the consummation of the purchase and sale transaction contemplated by this Agreement.

“Closing Date” shall mean on or before 1:00 p.m. Central Time on August 2, 2021.

“Commitment Documents” shall mean all title exception documents including all of the documents referred to in Schedule B of the Title Commitment.

“Deed” shall mean a special warranty deed conveying good and indefeasible fee simple title in and to the Property to Purchaser, executed and acknowledged by Seller and to be executed by Purchaser, in recordable form and in substantially the form set forth on Exhibit “B” attached hereto and made a part hereof for all intents and purposes.

“Earnest Money” shall mean the amount deposited pursuant to Section 4(b) hereof.

“Effective Date” shall mean the date on which the Title Company acknowledges receipt of a copy of this Agreement executed by Purchaser and Seller.

“Feasibility Period” shall mean the time period from the Effective Date through 5:00 p.m. Central Time on the thirtieth (30th) day thereafter.

“Independent Contract Consideration” shall mean the sum of One Hundred and No/100 Dollars ($100.00).

“Land” shall mean those certain tracts or parcels of land containing approximately 2.066 acres of land located at 1402 West Elm, Olney, Young County, Texas, being described on Exhibit “A” attached hereto and made a part hereof for all intents and purposes.

“Land Document Review Period” shall mean the time period from the Effective Date through the expiration of the Feasibility Period.

“Land Documents” shall mean the Title Commitment, the Commitment Documents, and the Survey collectively.

“MTA” shall mean that certain Management Transfer Agreement dated as of the Effective Date by and between GCC Olney, LLC, a Texas limited liability company (“Transferor”), and Olney Health and Rehab Center, LLC, a Texas limited liability company, (“New Manager”), regarding the transition of the operations of the Property from Transferor to New Manager.

“Notice” shall mean any notice required or given pursuant to or related to this Agreement.

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“Other Agreements” shall mean (i) that certain Purchase and Sale Agreement dated as of the Effective Date by and between Grace Properties Henrietta, LLC, as seller, and Purchaser, as purchaser, for the real property located at 807 West Dois D’Arc, Henrietta, Texas and (ii) that certain Purchase and Sale Agreement dated as of the Effective Date by and between Grace Properties Nocona, LLC, as seller, and Purchaser, as purchaser, for the real property located at 307 Carolyn Road, Nocona, Texas.

“Permitted Exceptions” shall mean (i) the lien for ad valorem real estate taxes on the Property for the year in which the Closing occurs to the extent not yet due and payable and subsequent years, and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 5; provided, however, that Permitted Exceptions shall not include (a) matters that Seller has either agreed to cure or remove as provided in Section 5 or that Seller is obligated to cure or remove as provided herein, (b) matters that are removed by the Title Company from the Title Commitment prior to the expiration of the Feasibility Period or from any pro forma policy provided by the Title Company to Purchaser or its counsel, or which the Title Company has otherwise agreed in writing prior to the expiration of the Feasibility Period to remove from the Title Policy to be issued at the Closing, or (c) all liens against all or part of the Property not caused by Purchaser, including any deed of trust, mortgage, mechanics’, or similar lien or encumbrance that can be satisfied and discharged with the payment of a specified amount of money (“Liens”).

“Property” shall mean the Land, together with (i) all buildings, structures, improvements, and fixtures located thereon (the “Improvements”), (ii) all licenses, permits and approvals related to the said real property, all third party warranties or guaranties relating to said real property and all other items of intangible personal property owned by Seller and used in connection with the ownership, use, leasing, maintenance, service or operation of such real property (the “Intangible Personal Property”), (iii) all and singular the rights pertaining to such real property, including, without limitation, any and all rights, titles, interests, and estates of Seller (if any) in and to any and all adjacent streets, roads, alleys or rights-of-way and ingress and egress easements benefiting or relating to such real property, all plants, shrubs and trees located thereon, any land lying in or under any body of water or the bed of any street or road, open or proposed, adjacent to such Land, all easements, hereditaments and privileges appurtenant to the foregoing Land, all oil, gas, hydrocarbon and other minerals (whether similar or dissimilar) in, on or under, or that may be produced from, such Land, all strips or gores, if any, between such Land and adjoining properties, all zoning rights, entitlements, air rights, development rights and water rights relating to the Land or Improvements, and all other rights, privileges and appurtenances in any way related to or for the benefit of the foregoing Land, (iv) all licenses, permits, or similar documents in any way relating to such real property, (v) all water and wastewater rights, capacities, and reservations, utility rights, tap fees, impact fees and the like owned by Seller (if any) relating to or attributable to such real property, (vi) all of Seller’s right, title and interest, in and to all goods, machinery, furniture, equipment and other tangible personal property owned by Seller and used or useful in the operation of such real property, excluding all items of personal property owned by Tenant, if any (the “Personal Property”), and (vii) all of Seller’s interest, as landlord, in the Lease and any unapplied tenant security deposit under the Lease, if any.

“Purchase Price” shall be One Million Seven Hundred Twenty-Five Thousand and 00/100 Dollars ($1,725,000.00).

“Survey” shall mean an ALTA survey of the Land from a reputable registered local surveyor selected by Purchaser dated after the Effective Date showing the boundaries of the Land, the location of all Improvements on the Land, and all recorded easements and building setback lines, accompanied by a metes and bounds description of the Land.

“Title Commitment” shall mean a commitment for Title Insurance in the amount of the Purchase Price issued through the Title Company covering the Land setting forth the matters which affect the Land.

“Title Company” shall mean Fidelity National Title Agency, Inc. located at 1900 West Loop South, Suite 200, Houston, Texas 77027 (attention: H. David Templeton); telephone (713) 630-0001; facsimile (713) 630-0017.

“Title Objections” shall mean any matters referred to in or discoverable from any of the Land Documents to which Purchaser objects.

“Title Policy” shall mean an Owner Policy of Title Insurance in the amount of the Purchase Price insuring that Purchaser is the owner of fee simple title to the Property subject only to the Permitted Exceptions.

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Section 2. Contract.

Pursuant to the provisions of this Agreement, in consideration of the representations, warranties, covenants, agreements, waivers, and releases set forth herein, Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

Section 3. Title Company; Delivery Date; Effective Date.

This Agreement shall not be effective with respect to either Party until it has been duly executed by both Parties and delivered to Title Company. If Purchaser does not timely deliver to the Title Company an original or electronic counterpart of this Agreement executed by both Parties within three (3) business days after Purchaser’s and Seller’s execution of this Agreement, Seller may terminate this Agreement by written notice to Purchaser.

Section 4. Purchase Price; Earnest Money; Independent Contract Consideration.

(a) Purchaser agrees to pay the Purchase Price, plus or minus applicable prorations, to Seller at the Closing in cash. For the purpose of this Agreement, the term “cash” means only lawful currency of the United States of America or immediately available funds actually received and unconditionally available for distribution by the Title Company prior to 1:00 p.m. Central Time on the Closing Date.

(b) Within three (3) business days after the Effective Date, Purchaser shall deliver Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333.33) as Earnest Money to the Title Company. All Earnest Money shall be held in an interest bearing trust account at the Title Company. The Earnest Money shall be applied towards the payment of the Purchase Price in the event the transaction contemplated hereby closes and funds. If Purchaser does not timely deliver the Earnest Money, Seller may terminate this Agreement by written notice to Purchaser.

(c) If Purchaser terminates this Agreement, the Earnest Money will be immediately refunded to Purchaser, less the Independent Contract Consideration that Seller will retain as independent consideration for Purchaser’s right to terminate. The Independent Contract Consideration is to be credited to the Purchase Price only upon the Closing.

Section 5. Title Commitment; Commitment Documents; Survey; Land Document Review Period.

(a) Within three (3) business days after the Effective Date, Seller shall request the Title Company to prepare and furnish to Purchaser the following:

(i) A Title Commitment; and

(ii) A true, complete and legible copy of each of the Commitment Documents.

(b) Within three (3) business days after the Effective Date, Seller shall deliver to Purchaser a copy of Seller’s existing survey(s) of the Property (the “Existing Survey”). If the Existing Survey is not acceptable to the Title Company or Purchaser, Purchaser may, at Purchaser’s sole cost and expense, obtain either an update of the Existing Survey or a new Survey and deliver same to Seller, the Title Company, and Seller’s Counsel on or before the expiration of the Feasibility Period. In the event of any discrepancy between the description of the Land set forth on Exhibit “A” attached hereto and that accompanying the Survey, the description accompanying the Survey shall govern and control and shall be the description of the Land used in the Deed if so elected by Purchaser. The legal description of the Land shall be subject to the reasonable approval of Seller. If this Agreement shall be terminated by Seller or Purchaser pursuant to the right of either party to do so as expressly set forth herein, then the Survey shall become the property of Seller without the payment of any consideration therefor other than Seller’s having entered into this Agreement.

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(c) Purchaser shall have the Land Document Review Period to examine the Land Documents, and to notify Seller of any Title Objections. Seller shall not have any duty or obligation whatsoever to, but Seller may, cure or attempt to cure any of such Title Objections; provided, however, Seller agrees to pay all sums owing to discharge any and all Liens against the Land on or prior to the Closing Date. Seller shall notify Purchaser of its intention to cure or not to cure any Title Objections on or prior to the Closing Date within ten (10) days after Purchaser notifies Seller of such Title Objections; and in the event Seller fails to so notify Purchaser within such ten (10) day period, it shall be presumed that no cure will be made. Purchaser shall conclusively be deemed to have reviewed, accepted, and approved all matters which are referred to in or disclosed by any of the Land Documents which Purchaser does not timely notify Seller constitute Title Objections. For avoidance of doubt, Purchaser shall have no obligation to object to any Liens, it being understood that no Lien shall be deemed a Permitted Exception.

(d) If, for any reason whatsoever, Seller does not cure, or elects not to cure or is deemed to have elected not to cure, any Title Objections within such ten (10) day period set forth in Section 5(c) above, at any time prior to the Closing Date, Purchaser shall elect to either:

(i) terminate this Agreement in accordance with the provisions of Section 13(c) hereof; or

(ii) waive all uncured Title Objections, purchase the Property, and accept the Title Policy and the Deed subject to all uncured Title Objections (in addition to all matters to which Purchaser did not timely object), without any reduction in the Purchase Price.

Purchaser’s failure to give Seller timely notice prior to the Closing Date shall be deemed to be an election by Purchaser under clause (ii) above.

Section 6. The Feasibility Period; Purchaser’s Evaluation of the Property.

(a) Seller shall deliver to Purchaser within three (3) business days after the Effective Date copies of all documents relating to the Property (to the extent the same are in existence and in the possession or control of Seller), including, but not limited to, environmental reports, development rights, permits, roadway agreements, topographical maps, utility information, survey, engineering reports, flood plain information, soil reports, development plans for adjoining property, site development permits, etc. (the “Property Information”) for Purchaser to review. In the event that the Seller fails to deliver a material Property Information document, as reasonably determined by Purchaser, to Purchaser within such three (3) business day period, the Feasibility Period shall be extended by one (1) day for each day thereafter until all material Property Information is delivered to Purchaser. PURCHASER ACKNOWLEDGES THAT ANY REPORTS SUPPLIED OR MADE AVAILABLE BY SELLER, WHETHER WRITTEN OR ORAL, OR IN THE FORM OF MAPS, SURVEYS, PLATS, SOIL REPORTS, ENGINEERING STUDIES, ENVIRONMENTAL ASSESSMENTS, STUDIES, ANALYSES, OR OTHER INSPECTION REPORTS PERTAINING TO THE PROPERTY (“REPORTS”) ARE BEING DELIVERED TO PURCHASER ON AN “AS-IS, WHERE-IS, WITH ALL FAULTS” BASIS SOLELY AS A COURTESY AND THAT SELLER HAS VERIFIED NEITHER THE ACCURACY OF ANY STATEMENTS OR OTHER INFORMATION CONTAINED IN THOSE MATERIALS, THE COMPLETENESS OF THE REPORTS, ANY METHOD USED TO COMPILE THE REPORTS, OR THE QUALIFICATIONS OF THE PERSON(S) PREPARING THE REPORTS. SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE ACCURACY, COMPLETENESS, OR ANY OTHER ASPECT OF THE REPORTS.

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(b) During the Feasibility Period, with reasonable prior notice to Seller, Purchaser and Purchaser’s designated agents, employees, and independent contractors shall have the right, at Purchaser’s sole risk, cost, and expense, to enter upon the Property; to conduct engineering, environmental, operational, market, economic feasibility, and other inspections, studies, and tests of the Property; to review and analyze the Property and the condition of the Property and otherwise to evaluate and assess the Property as Purchaser deems appropriate or necessary in its sole discretion. Purchaser hereby agrees to indemnify Seller against all liability attributable to such entry, inspections, studies, and tests performed by or on behalf of Purchaser; provided, however, that excluded from the foregoing indemnity are any losses, costs, damages, claims, or liabilities (a) relating to pre-existing conditions upon the Property or (b) arising from the gross negligence or willful misconduct of Seller or its contractors, employees, agents, representatives or other parties under Seller’s control. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PREFORMED, WHICH CONSENT MAY BE WITHHELD IN SELLER’S SOLE AND ABSOLUTE DISCRETION. Purchaser agrees that, in making any inspections of, or conducting any testing of, on or under, the Property, Purchaser or the representatives of Purchaser entering onto the Property shall carry not less than $2,000,000.00 commercial general liability insurance with Seller as an additional insured party insuring all activity and conduct of Purchaser and such representatives exercising such right of access. Purchaser represents and warrants that it carries not less than the coverage set forth in the previous sentence with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and upon written request of Seller, will provide Seller with written evidence of same. After receipt from Purchaser of at least twenty-four hours advance written or telephonic notice, Seller shall allow Purchaser to conduct any inspections or tests, so that Seller shall have a reasonable opportunity to have a representative present during any entry onto the Property by Purchaser or its representatives, agents or consultants. Purchaser agrees to use commercially reasonable efforts to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test report or summary upon Seller’s written request therefor.

(c) Purchaser shall have until the end of the Feasibility Period to inspect the Property and any other matters whatsoever with respect to the Property. At any time prior to the expiration of the Feasibility Period, Purchaser may, by written notice to Seller, elect to terminate this Agreement (i) if Purchaser is denied financing by its lender for its purchase of the Property or (ii) pursuant to Section 5(d)(i) herein or (iii) due to any issue or matter disclosed or discovered by any environmental inspection or environmental report, including any environmental Phase I, of the Property, in accordance with Section 13(c) hereof.

(d) In the event Purchaser terminates this Agreement or elects not to close the transaction contemplated in this Agreement, at Purchaser’s sole cost and expense, Purchaser shall promptly restore the Property to substantially its condition prior to Purchaser’s entry thereon, such obligation to survive the termination of this Agreement for four (4) months.

(e) If this Agreement terminates for any reason, then Purchaser shall deliver to Seller copies of all reports, assessments, studies, and the like that have been prepared by or for Purchaser in connection with Purchaser’s review of the Property and/or have been delivered or provided to Purchaser by Seller. It is understood and agreed that any such reports, assessments, studies, and the like shall be provided to Seller without any representation or warranty by Purchaser as to the completeness or accuracy thereof, or the right of Seller to rely on same. Furthermore, Purchaser shall have no obligation to provide to Seller any information provided to Purchaser by any prospective tenant of Purchaser for the Property or any proprietary information of Purchaser.

(f) Purchaser covenants and agrees to not make any filings or requests or make any communication with the US Army Corps of Engineers with respect to the Property without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7. Representations and Warranties.

(a) As a material inducement to Purchaser to execute this Agreement and to consummate the transactions contemplated by this Agreement, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:

(i) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and qualified to do business and is in good standing under the laws of the state in which the Property is located.

(ii) Seller has the full right and authority, and has obtained any and all consents required, to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed by or on behalf of Seller and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

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(iii) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement. There is no agreement to which Seller is a party or is otherwise binding on Seller that is in conflict with this Agreement. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder does not conflict with or violate any law of any governmental authority or quasi-governmental authority with jurisdiction over Seller or the Property. No person, firm or entity has any rights in, or rights to acquire all or any part of, the Property, and there is no outstanding agreement, other than this Agreement, to sell all or any part of the Property, to any other person, firm or entity.

(iv) There are and there will be no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property, other than tenants in possession under the Lease. The copy of such Lease to be provided or made available to Purchaser is true, correct and complete as presently in full force and effect, has not been modified, supplemented or amended, and constitutes the entire agreement between Seller and Tenant. Tenant has no option or right of first refusal to purchase the Property or any part thereof. Seller has given no written notice of default to Tenant under the Lease and to the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever) is not aware of any default by Tenant under the Lease. Seller has fully and completely performed all of its duties and obligations of the “lessor” or “landlord” under the Lease arising on or before the date hereof. Seller has not received any written notice of default from Tenant under the Lease. All construction allowances or other sums required by the Lease to be paid to Tenant have been paid. Except as expressly set forth in the Lease, there are no rent concessions or offsets with respect to the Lease. As of the Closing, Seller shall have paid all leasing, rental, brokerage and other commissions, charges or fees payable with respect to the current term of the Lease, and there will be no such leasing, rental, brokerage or other commissions, charges or fees payable thereafter with respect thereto or with respect to any renewal or extension of the term of the Lease that was agreed to prior to Closing. Purchaser shall have no liability for (and Seller hereby indemnifies Purchaser against any claim for) any such leasing commissions, construction allowances, charges or fees with respect to the Lease that arise prior to Closing and Seller shall have no liability for any such leasing commissions, construction allowances, charges or fees with respect to the Lease that arise after the Closing due to acts or agreements that occur after the Closing.

(v) There are no supplier, vendor, service provider, maintenance, management or similar contracts relating to the operation of or affecting the Property, or any other unrecorded agreements or contracts that will be binding upon Purchaser and/or the Property after the Closing.

(vi) There is not any pending or, to Seller’s knowledge, threatened, litigation against Seller or the Property.

(vii) The Property is free of violation of applicable laws, and Seller has received no written notice that the Property is in violation of any applicable laws. All building permits, certificates of occupancy, business licenses and, without limitation, all other notices, licenses, permits, certificates and authority, required in connection with the construction, use or occupancy of the Property have been obtained and are in effect and in good standing, the leasing, operation and use of the Property is in compliance with such notices, licenses, permits, certificates and authority, and Seller, the Property and the operation of the Property comply with all applicable laws. Seller has no written notice of any violations of any restrictive covenants or other requirements affecting the Property.

(viii) There is no pending, or to Seller’s knowledge, threatened, judicial, administrative, condemnation or eminent domain proceedings or investigations relating to the Property. To the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever), there are no claims against the Property or Purchaser for or on account of work done, materials furnished, and utilities supplied to the Property prior to the Closing Date. To the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever) there are no public plans or proposals for changes in road grade, access, or other municipal improvements which would materially adversely affect the Property or result in any assessment; and to the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever) no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property, is pending.

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(ix) Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended. To the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever) the Property is not located within the boundaries of any historical or archaeological district or similar district or area, and none of the Improvements are designated as landmarks or as having historical or archaeological significance and none of the Improvements are qualified or eligible for any such designation. To the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever) there exists no impediment to or restrictions on the demolition or use of the buildings based on any historical or archaeological significance of the Property.

(x) Seller has not received any written notice of any pending, threatened, general or special real property, personal property or other ad valorem taxes and/or assessments affecting the Property other than the taxes and assessments set forth in the Title Commitment or as shown on a regular tax bill for the Property. Seller shall be required to pay in full all certified special assessments and private assessments against the Property to the Closing Date that are due and payable at such time. Seller has not protested or appealed any general or special real property, personal property or other ad valorem taxes and/or assessments affecting the Property.

(xi) No labor has been performed or materials fabricated or furnished with respect to the Property that could result in a materialman’s or mechanic’s lien filed against the Property, except as shall have been fully paid or released to the satisfaction of the Title Company at Closing. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Property, which Seller covenants and agrees to undertake and complete in the ordinary course consistent with past practices, Seller does not have any outstanding contracts for capital expenditures relating to the Property, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Property, including, without limitation, additions to property, plant, equipment or intangible capital assets. Seller has not deferred or delayed implementing any capital expenditures at the Property.

(xii) Seller is not, and will not become a person identified on U.S. Treasury’s Office of Foreign Asset Control listing of Specially Designated Nationals and Blocked Persons (a “Prohibited Person”). Seller (i) is not and will not become owned or controlled by a Prohibited Person, (ii) is not acting hereunder and will not act hereunder for or on behalf of a Prohibited Person, and (iii) is not providing and will not provide material, financial or technological support or other services to or in support of acts of terrorism of a Prohibited Person. Seller will not enter into or undertake any activities related to this Agreement in violation of Anti-Money Laundering Laws.

(xiii) Seller is not a party to any effective contract, agreement, option or commitment to sell, convey, assign, transfer or otherwise dispose of the Property or any material portion thereof, except the Lease.

(xiv) Seller has not received any written notice from any municipal department, insurance carrier, board of fire underwriters (or organization exercising functions similar thereto) or mortgagee of the existence of defects or inadequacies in the Property or requesting the performance of any work or alterations with respect to the Property.

(xv) The environmental reports to be provided to Purchaser as a part of the Property Information comprise all environmental reports with respect to the Property in Seller’s possession or control. Neither the Seller nor, to the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever), any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and to the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever) neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other federal, state, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect. To the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever) the Property does not currently contain and has not in the past contained any underground storage tanks.

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(xvi) There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Seller or any one of them, and, to the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever), no such actions have been threatened.

Seller hereby indemnifies and holds harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller in this Agreement. If, to the current actual knowledge of Seller (without any independent investigation or inquiry whatsoever), any of the foregoing representations and warranties is not, or ceases to be, true, Seller shall give prompt written notice to Purchaser (which notice shall include copies of any document upon which Seller’s notice is based). The representations and warranties of Seller hereunder shall survive for only one (1) year from the Closing Date.

Seller hereby notifies Purchaser that Seller is not the developer of the Property, and that, except as expressly set forth in this Agreement, in the Deed or in any other document delivered by Seller to Purchaser in connection herewith, Seller makes no representations or warranties whatsoever, express, implied, or arising by operation of law, with respect to the Property or the condition of the Property. Purchaser hereby represents and warrants to Seller that, except as expressly set forth in this Agreement, in the Deed or in any other document delivered by Seller to Purchaser in connection herewith, Purchaser has not entered into this Agreement based upon any representation, warranty, agreement, statement, or expression of opinion by Seller or any other person or entity acting or allegedly acting for or on behalf of Seller with respect to Seller, the Property, or the condition of the Property. Purchaser agrees that the Property will be sold and conveyed to (and accepted by) Purchaser at the Closing in the then condition of the Property, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPLIED, OR ARISING BY OPERATION OF LAW, other than the special warranty of title in the Deed and except as expressly set forth in this Agreement, in the Deed or in any other document delivered by Seller to Purchaser in connection herewith. Without limiting the generality of the foregoing, except for the special warranty of title in the Deed and except as expressly set forth in this Agreement, the transaction contemplated by this Agreement is without any express or implied warranty, representation, agreement, statement, or expression of opinion of or with respect to: (i) the condition of the Property or any aspect thereof, including, without limitation, any and all express or implied representations or warranties related to suitability for habitation, merchantability, or fitness for a particular use or purpose; (ii) the soil conditions, drainage, topographical features, flora, fauna, or other conditions of or which affect the Property; (iii) any conditions at or which affect the Property with respect to any particular use, purpose, development potential, or otherwise; (iv) area, size, shape, configuration, location, access, cash flow, expenses, value, or condition; (v) any express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Property, or by operation of law; (vi) any environmental, botanical, zoological, hydrological, geological, meteorological, or other condition or hazard or the absence thereof heretofore, now, or hereafter affecting in any manner any of the Property; and (vii) all other express or implied representations and warranties by Seller whatsoever. Except as specifically set forth herein, in the Deed or in any other document delivered by Seller to Purchaser in connection herewith, Purchaser hereby releases and discharges Seller from all liability and waives all claims against Seller for, and Purchaser hereby assumes the risk with respect to, all matters in any way or manner whatsoever arising out of, related to, connected with, or emanating from the condition of the Property, including, without limitation, all patent and latent defects, hazards, and dangerous conditions on or about the Property, whether or not discoverable prior to the Closing Date.

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(b) As a material inducement to Seller to execute this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:

(i) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and qualified to do business and is in good standing under the laws of the state in which the Property is located.

(ii) Purchaser has the full right and authority, and has obtained any and all consents required, to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed by or on behalf of Purchaser and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(iii) Purchaser is not, and will not become a Prohibited Person. Purchaser (i) is not and will not become owned or controlled by a Prohibited Person, (ii) is not acting hereunder and will not act hereunder for or on behalf of a Prohibited Person, and (iii) is not providing and will not provide material, financial or technological support or other services to or in support of acts of terrorism of a Prohibited Person. Purchaser will not enter into or undertake any activities related to this Agreement in violation of Anti-Money Laundering Laws.

(iv) The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(v) No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained or will be obtained prior to the Closing) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(vi) Purchaser has not (i) commenced a voluntary case, or, to Purchaser’s knowledge, had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

Purchaser hereby indemnifies and holds harmless Seller from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Purchaser in this Agreement. If, to the current actual knowledge of Purchaser (without any independent investigation or inquiry whatsoever), any of the foregoing representations and warranties is not, or ceases to be, true in any material manner, Purchaser shall give prompt written notice to Seller (which notice shall include copies of any document upon which Purchaser’s notice is based). The representations and warranties of Purchaser hereunder shall survive for only one (1) year from the Closing Date.

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Section 8. Closing.

(a) The Closing shall occur on or before the Closing Date in escrow at the offices of the Title Company. Notwithstanding anything contained herein to the contrary, Purchaser may extend the Closing Date for up to two (2) additional thirty (30) day periods by notifying Seller and delivering to the Title Company an additional $16,666.67 for the first thirty (30) day Closing Date extension and an additional $33,333.33 for the second thirty (30) day Closing Date extension (each an “Additional Deposit”, and, collectively, the “Additional Deposits”). The Additional Deposits shall be applicable toward the Purchase Price and shall treated the same as the Earnest Money as set forth herein.

(b) Provided Purchaser contemporaneously performs all of Purchaser’s obligations set forth in Sections 8(c) and 8(d) hereof, at the Closing, Seller shall execute, acknowledge and deliver or cause to be delivered to the Title Company the following:

(i) the Deed in form and substance reasonably acceptable to Purchaser and Seller;

(ii) closing instructions, addressed to the Title Company, which (A) authorize the Title Company to deliver the Deed, and any other documents required by Section 8(b) hereof, to Purchaser, only after the Title Company has received the Purchase Price (less Seller’s Closing costs and plus or minus applicable prorations) in cash and the documents required by Sections 8(c)(ii) and 8(c)(iii) hereof; and (B) request that the Title Company issue (as soon as reasonably practicable after the Closing) to Purchaser the Title Policy; provided, however, Seller shall request that (1) the exception with respect to restrictive covenants refer only to those restrictions, if any, set forth in the Title Commitment; and (2) that the exception with respect to taxes shall refer to the year in which the Closing Date occurs; (3) the “survey exception” be modified to read “Any shortages in area”; and (4) the Title Policy exclude the exception as to “rights of parties in possession”; provided Seller provides all such information and documentation necessary to allow the Title Company to make such modifications or changes. If, at or prior to the Closing, the Title Company notifies Purchaser that the Title Company refuses to deliver the Title Policy as herein described, within two (2) days after Purchaser’s receipt of such notice from the Title Company, but not thereafter, Purchaser shall elect to either (a) terminate this Agreement in accordance with the provisions of Section 13(c) hereof, or (b) waive such refusal, purchase the Property, and accept whatever policy of title insurance, if any, which the Title Company is willing to issue to Purchaser, without any reduction in the Purchase Price;

(iii) An Assignment and Assumption (the “Assignment”) of that certain Lease and Operating Agreement by and between Seller, as landlord, and Olney-Hamilton Hospital District, as tenant (“Tenant”), dated effective as October 1, 2014 (the “Lease”) or, if requested by Purchaser, an Amended and Restated Lease (the “A&R Lease”), in form and substance reasonably acceptable to Purchaser and Seller;

(iv) a blanket conveyance bill of sale and assignment (the “Bill of Sale”), conveying and assigning to Purchaser all the Personal Property and the Intangible Personal Property in form and substance reasonably acceptable to Purchaser and Seller;

(v) any and all other documents reasonably required by Purchaser or the Title Company to consummate the Closing, duly executed, sworn to, and/or acknowledged (when the form of the document so provides), by Seller;

(vi) an affidavit in form and substance satisfactory to Purchaser stating Seller’s taxpayer identification number and that Seller is not a “foreign person” within the meaning of Section 1445, et seq., of the Internal Revenue Code of 1986, as amended;

(vii) The Title Company’s standard form Owner’s Affidavit in order to cause all standard exceptions (except for the standard survey exception, which shall not be removed unless Purchaser obtains a Survey in a form sufficient to remove such exception) to be deleted from the Title Policy;

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(viii) (a) a tenant estoppel certificate in form and substance satisfactory to Purchaser executed by Tenant and dated not more than thirty (30) days prior to the Closing Date, disclosing no default by either landlord or tenant and no other negative or adverse fact or circumstance, and (b) if required by Purchaser’s lender, a subordination, non-disturbance and attornment agreements in form reasonably acceptable to such lender executed by Tenant;

(ix) an executed closing statement consistent with this Agreement in the form required by the Title Company; and

(x) evidence satisfactory to the Title Company of authority of Seller to sell the Property in accordance with the terms of this Agreement and evidence satisfactory to the Title Company of the persons authorized to execute and deliver all necessary documents on behalf of Seller at Closing.

(c) Contemporaneously with the performance by Seller of Seller’s obligations under Section 8(b) hereof provided Seller contemporaneously performs all of Seller’s obligations set forth in Section 8(b) hereof, Purchaser shall execute, swear to, acknowledge (when the form of the document so provides), and/or deliver to the Title Company the Deed and the following:

(i) cash in the amount of the Purchase Price (plus or minus applicable prorations), together with such additional cash, if any, as may be necessary to pay Purchaser’s Closing costs as set forth in Section 8(d) hereof;

(ii) the Assignment or the A&R Lease, as applicable;

(iii) the Bill of Sale;

(iv) evidence reasonably satisfactory to the Title Company that the person(s) executing this Agreement, the Deed, and any other documents with respect to the transaction contemplated by this Agreement as or on behalf of Purchaser has full right, power, and authority to do so;

(v) an executed closing statement consistent with this Agreement in the form required by the Title Company; and

(vi) any and all other documents reasonably required by the Title Company to consummate the Closing.

(d) Purchaser hereby agrees to pay in cash at the Closing each and all of the following Closing costs:

(i) Purchaser’s attorney’s fees incurred in drafting and negotiating this Agreement and in Closing the transaction contemplated in this Agreement;

(ii) all costs incurred by Purchaser in performing Purchaser’s review and inspections of the Land Documents, the Property, and the condition of the Property;

(iii) filing and recording fees for the Deed and all other documents (other than documents, if any, curing Title Objections) required by law or the Title Company or requested by Purchaser to be filed or recorded;

(iv) one-half of the escrow fee of the Title Company;

(v) all premiums for any and all mortgagee policies of title insurance;

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(vi) Purchaser’s proportionate share of the items prorated pursuant to Section 9 hereof; and

(vii) all other fees, costs, and expenses customarily paid by a purchaser of real property in the County where the Closing occurs.

(e) Seller hereby agrees to pay each and all of the following Closing costs:

(i) Seller’s attorney’s fees incurred in drafting and negotiating this Agreement, the Deed, and other Closing documents to be provided by Seller, and in Closing the transaction contemplated in this Agreement;

(ii) the Commission, if any, agreed to be paid in Section 11 hereof;

(iii) charges for the preparation and delivery to Purchaser of the Land Documents; filing and recording fees for documents, if any, curing Title Objections; the Basic Rate Premium for the issuance of the Title Policy (Seller shall not pay any charge or additional premium charged for any title policy endorsements);

(iv) the premium charged by the Title Company to amend the “survey exception” in the Title Policy;

(v) the charge, if any, by the Title Company to exclude from the Title Policy the exception as to “rights of parties in possession”

(vi) one-half of the escrow fee of the Title Company;

(vii) Seller’s proportionate share of the items prorated pursuant to Section 9 hereof; and

(viii) all other fees, costs, and expenses customarily paid by a seller of real property in the County where the Closing occurs.

Seller may comply with Seller’s obligations under this Section 8(e) by (i) delivering a check at Closing payable to the Title Company for sums payable by Seller, or (ii) paying at Closing, or agreeing to pay outside of Closing so long as the Title Company shall agree such agreement is sufficient to issue the Title Policy in form and substance satisfactory to Purchaser, sums payable by Seller, directly to the person or entity to receive such payment, or (iii) signing a Closing statement showing deductions from the Purchase Price for sums payable by Seller; or (iv) any combination of the methods set forth in (i), (ii), and (iii).

(f) The provisions of Sections 8(d) and 8(e) hereof shall not be deemed to be in conflict with the provisions of Section 17 hereof.

(g) Upon completion of the Closing and Seller’s receipt of the Purchase Price (less Seller’s Closing costs and plus or minus applicable prorations) in cash, subject to the rights of Tenant, Purchaser shall have the right to possession of the Property. At the Closing, Seller shall deliver to Purchaser the following items, if in Seller’s possession or control: the original Lease; copies or originals of all contracts; and all keys used in the operation of the Property.

(h) Notwithstanding anything in this Agreement to the contrary, Purchaser’s obligation to effect the Closing shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent as of the Closing Date:

(i) The willingness of the Title Company to issue, upon the sole condition of the payment of its regularly scheduled premium, the Title Policy in the form and substance described herein on the Closing Date, with such endorsements as Purchaser and the Title Company shall have reasonably agreed prior to the end of the Feasibility Period, subject only to the Permitted Exceptions.

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(ii) Seller shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date.

(iii) Each of the representations and warranties made by Seller in this Agreement shall be accurate, true and correct when made and shall be accurate, true and correct on and as of the Closing Date as if such representations and warranties were made at and as of the Closing, except those made as of a specified date, in which case such representations and warranties of Seller shall have been accurate, true and correct as of such date.

(iv) There shall not be in effect any statute, regulation, order, decree, judgment or injunction (whether temporary, permanent or preliminary) of any governmental authority that challenges, prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated by this Agreement.

(v) There shall not be any action taken by any court of competent jurisdiction or other governmental authority that makes it illegal or enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated by this Agreement. There shall not be instituted any action or proceeding by any governmental authority that would reasonably be expected to result in any of the consequences referred to in the previous sentence.

(vi) No government-imposed moratorium affecting Purchaser’s intended use or operation of the Property will be in effect.

(vii) There shall not have been any change or event since the expiration of the Feasibility Period that materially or adversely affects the physical condition of the Property.

(viii) All of the conditions to the closing of the transactions contemplated in the MTA shall be satisfied and the transactions contemplated by the MTA shall close contemporaneously with the transactions contemplated by this Agreement.

(ix) All of the conditions to the closing of the transactions contemplated in the Other Agreements shall be satisfied and the transactions contemplated by the Other Agreements shall close contemporaneously with the transactions contemplated by this Agreement.

In the event that any of the conditions set forth in this Section 8(h) are not satisfied or waived, Purchaser may, by written notice to Seller, (i) terminate this Agreement in accordance with the provisions of Section 13(c) hereof; (ii) by written notice to Seller, elect to extend the Closing Date by ten (10) days to allow Seller to cure such failed condition to Purchaser’s satisfaction; or (iii) waive the failed condition and proceed to Closing; provided, however, that if such conditions have not been satisfied due to a default by Seller, Purchaser may instead pursue its remedies under Section 13.

Section 9. Prorations.

(a) Except for insurance premiums, at the Closing, all customarily prorated items including, without limitation, maintenance fees and assessments, standby fees and ad valorem taxes for the current year (based on the most recent tax statement[s] for the Property, adjusted for the most current tax rates and appraised value), and utility services being continued to the Property, shall be prorated as of 11:59 p.m. on the Closing Date (the “Cut-Off Time”). Seller shall be charged for and credited with all prorated items up to and including the Closing Date and Purchaser shall be charged for and credited with all of same after the Closing Date. In the event any amount to be prorated is unknown at the Closing, the Title Company’s best estimate of the amount therefor shall be used at the Closing, and thereafter, the Parties agree to adjust such prorations within ten (10) days after receipt of written notice, accompanied by copies of the statement(s) or invoice(s) therefor, from the Party receiving same. The Parties agree to undertake a final accounting for all prorated items (except ad valorem taxes, the proration of which shall occur within ten (10) days after receipt of tax statements for the year in which the Closing occurs) within forty-five (45) days after the Closing Date.

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(b) Standby fees, ad valorem taxes, maintenance fees, and assessments with respect to the Property for the year in which the Closing occurs shall, if not paid at Closing, be assumed by Purchaser and Purchaser hereby agrees to pay the same provided an applicable charge has been made against Seller on the closing statement at Closing.

(c) All base rent and additional rent actually received and other income actually received under the Lease in effect on the Closing Date shall be prorated as of the Cut-Off Time. Purchaser shall receive a credit (but without duplication) at Closing for any prepaid rents to the extent the same are applicable to the period following the Cut-Off Time. Non-delinquent rent collected by Seller after Closing attributable to periods from and after the Cut-Off Time shall be promptly remitted to Purchaser. Delinquent rent collected by Seller or Purchaser after the Cut-Off time shall be delivered by the recipient as follows: within fifteen (15) days after the receipt thereof, Seller and Purchaser agree that all rent received by Seller or Purchaser shall be applied first to then current rents, and then to delinquent rents for periods after the Cut-Off Time and then to delinquent rents for periods prior to the Cut-Off Time. Notwithstanding anything herein to the contrary, in no event shall Seller, after the Cut-Off Time, institute or commence collection actions or activities or any legal action against any tenant occupying space at the Property.

(d) All real estate taxes due and owing as of the Cut-Off Time, and all installments of assessments for public improvements or other matters or facilities which constitute a lien against the Property and are due and owing as of the Cut-Off Time, and all penalties and interest thereon, shall be paid by Seller on or before the Closing Date. Real estate taxes and assessments shall be prorated as of the Cut-Off Time. Purchaser shall receive a credit for any accrued but unpaid (and not yet due and payable) real estate taxes and assessments applicable to any period before the Cut-Off Time. If the amount of any such taxes and assessments has not been determined as of Closing, such credit shall be based on one hundred percent (100%) of the most recent ascertainable tax bills. Such taxes shall be re-prorated upon issuance of the final tax bill.

(e) Except for those utility charges payable by Tenant in accordance with the Lease, Seller shall pay all utility charges attributable to the Property until the Cut-Off Time and Purchaser shall pay all utility charges attributable to the Property from and after the Cut-Off Time. If final readings have not been taken, estimated charges shall be prorated between the parties and appropriate credits given. In the event such proration at Closing is based on estimated charges, after Closing, at such time as final bills for such water, sewer, and utility charges, common area maintenance charges, and other operating expenditures are available, the parties shall adjust the amounts apportioned at Closing based on the charges shown on the final bills, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference within fifteen (15) days after receipt of such final bills.

(f) Premiums for hazard, liability, and any other insurance will not be prorated and Seller will terminate Seller’s insurance coverage with respect to the Property immediately after the Closing Date. Purchaser is solely responsible for obtaining Purchaser’s own insurance coverage from and after the Closing Date.

(g) Any security deposit described by the Lease (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Purchaser at Closing. As of Closing, Purchaser shall assume Seller’s obligations related to Security Deposits which are actually transferred from Seller to Purchaser or for which Purchaser receives a credit.

Section 10. Notices.

Any Notice must be in writing and enclosed in a sealed wrapper, properly addressed, and either (i) delivered by Federal Express or a messenger service, with instructions for delivery on the same day or the next day which is not a Saturday, Sunday, or legal holiday, or (ii) deposited with the domestic mail service of the United States Postal Service at a post office or official depository under the care and custody of the United States Postal Service with sufficient postage prepaid, sent by United States registered or certified mail, return receipt requested. The addresses to which any Notice is to be sent are as follows:

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to Seller:	Grace Properties Olney, LLC
Attention: Jake Hallsted
24616 Kingsland Boulevard
Katy, Texas 77494
Email: j.hallsted@pearlandvinetx.com

with a copy to
Seller’s Counsel:	Cordray & Schneller
Attention: Howard F. Cordray, Jr.
3306 Sul Ross Street
Houston, Texas 77098
Email: hcordray@celgal.com

to Purchaser:	Assisted 4 Living, Inc.
5115 FL-64

Bradenton, Florida 34208
Attn: Louis Collier
Electronic Mail: loucoljr@outlook.com
with a copy to
Purchaser’s Counsel:	Bass, Berry & Sims PLC
Attention: Angela Humphreys
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Email: ahumphreys@bassberry.com

or to such other address within the continental United States as any addressee(s) shall specify in writing, which change of address, in order to be effective, must actually have been received not fewer than five (5) days prior to the giving of any such Notice. Any Notice sent by Federal Express or a messenger service shall be timely given if receipted for by such messenger service on or before 11:59 p.m. on the date the Notice is to be given; and any Notice sent by mail shall be timely given if deposited with the domestic mail service of the United States Postal Service on or before 11:59 p.m. of the date the Notice is to be given. Any Notice sent in accordance with the preceding sentence shall be deemed to have been received on the next day after the receipt for the Notice by a messenger service; or on the date of the first attempted delivery of the mailed Notice, as shown on the United States Postal Service’ return receipt. Notwithstanding any other provision of this Section 10 to the contrary, any Notice shall be effective from and after the date actually received by an addressee, however addressed or delivered.

Section 11. Broker; Commission.

At and conditioned upon the Closing, Seller agrees to pay a commission (the “Commission”) to Senior Living Investment Brokerage (“Broker”) pursuant to the terms of a separate agreement. Seller hereby represents and warrants to Purchaser that Seller has not contacted, contracted, or entered into any agreement with any real estate broker, agent, finder, or any other party (except Broker) in connection with this transaction and that Seller has not taken any action which would result in any real estate broker’s, finder’s or other fees, or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contacted, contracted, or entered into any agreement with any real estate broker, agent, finder or any other party (except Broker) in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s, finder’s or other fees, or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Section 11 shall survive the Closing for the maximum period of time permitted by law.

Section 12. Assignment; Binding Effect; No Third Party Beneficiary; Limited Liability of Seller.

(a) Purchaser may assign this Agreement to an entity owned and controlled by Purchaser, controlling Purchaser or under common control with Purchaser without Seller’s prior written consent; provided that Purchaser and Purchaser’s assignee execute an Assignment and Assumption Agreement and provide a copy thereof to Seller on the Closing Date; and further provided that Purchaser shall remain liable for the agreements, obligations, and duties of Purchaser under this Agreement irrespective of such assignment. Any other proposed assignment shall require the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

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(b) Except for the Parties and their respective heirs, successors, legal representatives, and assigns, no person or entity has any rights or benefits under this Agreement, and no person or entity is a third party beneficiary of this Agreement.

Section 13. Remedies.

(a) If Purchaser does not purchase the Property at the Closing for any reason other than a right to terminate provided in this Agreement; or in the event of any default by Purchaser hereunder after a ten (10) day written notice and cure period; then, at such time or at any time thereafter, Seller, as its sole and exclusive remedy, shall be entitled (but not required) to terminate this Agreement by notifying Purchaser thereof, in which event neither Party shall have any further rights, duties, or obligations hereunder, except as provided in Sections 13(e) and 26(b) hereof; and Seller shall be entitled to demand and receive from the Title Company cash in the amount of the Earnest Money, as agreed, reasonable liquidated damages for such default or occurrence, which amount the Parties agree is not intended as a penalty. Seller and Purchaser agree that the Earnest Money is a reasonable sum of agreed liquidated damages under the circumstances, because of the difficulty, inconvenience, and uncertainty of ascertaining Seller’s actual damages in such circumstances.

(b) If Seller fails to perform any of Seller’s obligations hereunder after a ten (10) day written notice and cure period for any reason other than (i) Purchaser’s failure to tender performance of Purchaser’s obligations hereunder, (ii) the prior termination of this Agreement, or (iii) an uncured default by Purchaser hereunder, then, Purchaser may elect to either (i) terminate this Agreement in accordance with the provisions of Section 13(c) hereof whereupon neither party hereto shall have any further rights or obligations hereunder except for those provisions that survive the termination of this Agreement; (ii) waive such failure and purchase the Property as if such failure had not occurred, without any reduction in the Purchase Price or (iii) enforce specific performance of this Agreement; provided that if specific performance is not available due to Seller transferring or conveying the Property to a third party other than Purchaser, Purchaser shall immediately be refunded the Earnest Money and Seller shall reimburse all of Purchaser’s out-of-pocket costs and expenses incurred in connection with this Agreement and the transaction contemplated hereunder, including, without limitation, Purchaser’s contract negotiations, due diligence investigations, closing preparations and other activities incident to the performance of Purchaser’s obligations hereunder up to a maximum of Fifty Thousand and No/100 Dollars ($50,000.00).

(c) Provided Purchaser timely notifies Seller of Purchaser’s election to terminate this Agreement, this Agreement shall be terminated effective on the date Seller receives such notice from Purchaser, and thereafter neither Party shall have any further rights, duties, or obligations hereunder, except as provided in Sections 6(d), 7, 11, 13(e), 15, and 17 hereof or otherwise expressly set forth herein, and, Purchaser shall be entitled to demand and receive the Earnest Money (less the Independent Contract Consideration which shall be paid to Seller) from the Title Company. If Purchaser fails to timely notify Seller of Purchaser’s election to terminate this Agreement, Purchaser shall irrevocably be deemed to have waived Purchaser’s remedy of terminating this Agreement and to have elected the alternative to termination of this Agreement set forth in such particular Sections of this Agreement.

(d) The remedy of terminating this Agreement provided to Seller in Sections 3 and 13(a) hereof, and to Purchaser in Sections 5(d)(i), 6(c), 8(b)(ii), and 14 hereof, is the sole and exclusive remedy available to such Parties for the circumstances, events, and conditions set forth in such Sections, in lieu of all other remedies, at law or in equity.

(e) In the event either Party terminates this Agreement in accordance with the provisions hereof, each party covenants and agrees to immediately execute, acknowledge, and deliver to the other party a recordable release of this Agreement.

(f) Except as specifically provided herein, Purchaser shall not be able to pursue any action to recover damages against Seller for a default by Seller. Upon a Seller default, Purchaser shall be able to pursue an action for specific performance or terminate the Agreement by written notice to Seller at which time the Earnest Money will be refunded to Purchaser.

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Section 14. Damage or Condemnation Prior to Closing; Seller Covenants.

(a) Risk of loss resulting from any condemnation or eminent domain proceeding that is completed before the Closing, and risk of loss to the Property due to fire, flood or any other cause before such Closing, shall remain with Seller. Should Seller receive notice of any condemnation or eminent domain proceedings against the Property or any damage due to any casualty event with respect to the Property prior to the Closing Date, Seller shall immediately inform Purchaser of such notice in writing. In the event any such proceedings or events are commenced or occurred or notice is given that such shall commence or occur, Purchaser may, at any time thereafter within thirty (30) days of such notice (a) terminate this Agreement, all Earnest Money being paid to Purchaser and thereupon, Seller and Purchaser shall be released of further obligation to each other except as otherwise provided herein, or (b) waive objection thereto and proceed to Closing, in which event the proceeds of any such award shall be received by Purchaser, Purchaser shall receive a credit in the amount of any applicable insurance deductible (in the case of a casualty), Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be made for such damage or destruction, and the Purchase Price shall not be adjusted. If the Closing Date is within the aforesaid thirty (30) day period, then the Closing shall be extended to the next business day following the end of said thirty (30) day period. The Parties shall have the rights and duties set forth in this Section 14 rather than as prescribed by the Uniform Vendor and Purchaser Risk Act, Texas Property Code Section 5.007.

(b) Between the Effective Date and the earlier of the Closing Date or termination of this Agreement, Seller shall, at Seller’s sole cost and expense:

(i) operate, maintain, insure and repair the Property substantially in the same manner consistent with Seller’s operation, maintenance, insuring and repair of the Property prior to the Effective Date.

(ii) pay all utility and other service charges accrued through the date of Closing.

(iii) perform all obligations of Seller under all applicable laws, statutes, codes, acts, ordinances, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governmental authorities having jurisdiction over the Property.

(iv) subject to Section 14(a) above, repair all damage to the Property.

(v) promptly deliver to Purchaser copies of all written notices of violations of laws and promptly notify Purchaser of all judgments, claims and litigation affecting Seller or any part of the Property.

(vi) promptly after the delivery or receipt thereof, deliver to Purchaser copies of all written notices concerning Seller or the Property, which relate to the Lease, releases of hazardous materials affecting the Property or any actual or threatened condemnation of the Property or any portion thereof given by or on behalf of any federal, state or local agency, and copies of all other written correspondence sent, filed, served on or received by Seller from any federal, state or local agency affecting the Property from and after the Effective Date.

(vii) perform all of Seller’s obligations under the Leases.

(c) Between the Effective Date and the earlier of the Closing Date or termination of this Agreement, Seller shall not do, suffer or permit, or agree to do, any of the following, except to the extent permitted under this Agreement:

(i) sell, assign or otherwise convey, or create any right, title or interest whatsoever in or to the Property or any portion thereof or create or permit to exist any lien, assessment, encumbrance or charge thereon.

(ii) cancel, amend or modify any certificate, approval, license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser after the Closing.

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(iii) approve any assignment or sublease or modify, extend or otherwise change any of the terms, covenants or conditions of the Lease or enter into any new lease or enter into any other obligations or agreements affecting the Property.

(iv) transfer, sell or otherwise dispose of the Property.

(v) change or attempt to change the current zoning of the Property.

(vi) incur any liability or obligation or enter into any agreement, written or otherwise, with respect to the Property, or any part thereof, the term of which extends beyond the Closing Date, or which would obligate Purchaser to assume and pay the same.

(vii) enter into any easement, servitude, covenant, restriction, or right of way for or burdening the Property, or any part thereof.

Section 15. Indemnity by a Party.

When one Party agrees to indemnify the other Party in this Agreement, at the sole cost and expense of the indemnifying Party, the indemnifying Party shall indemnify, keep indemnified, defend, and hold the indemnified Party harmless from and against any and all claims, demands, actions, causes of action, damages, losses, liabilities, fees (including reasonable attorney’s fees), costs (including costs of court), and expenses in any way or manner whatsoever attributable to any action, conduct, omission, or failure to act by the indemnifying Party, or any employee, agent, attorney, officer, director, independent contractor, licensee, invitee, or any other person or entity whatsoever acting or allegedly acting for or on behalf of the indemnifying Party, with respect to the matter(s) being indemnified against, including, without limitation, those due to personal injury or death. The indemnification provisions contained in this Section 15 shall survive the Closing Date for twelve (12) months.

Section 16. Entire Agreement.

This Agreement contains the entire agreement between the Parties concerning the Property. This Agreement supersedes all prior and contemporaneous oral and written representations, warranties, covenants, and agreements by or between the Parties with respect to the Property.

Section 17. Attorneys’ Fees.

If either Party employs an attorney to enforce or protect such Party’s interests arising under this Agreement or any other document executed by such Party in connection herewith, the non-prevailing Party in any such action, the finality of which is not legally contestable, agrees to pay to the prevailing Party all reasonable attorneys’ fees expended or incurred by the prevailing Party in connection therewith.

Section 18. Time is of the Essence.

TIME IS OF THE ESSENCE IN THE PERFORMANCE OF EACH PARTY’S RESPECTIVE OBLIGATIONS HEREUNDER.

Section 19. Saturday, Sunday, and Legal Holidays; Times.

If any date for the performance of any matter under this Agreement (including the date for the giving of Notice and the date on which any Notice is deemed to have been received, pursuant to Section 10 hereof) falls on a Saturday, Sunday, or legal holiday observed by national banks in Harris County, Texas, then such date shall be extended to the next calendar day that is not a Saturday, Sunday, or such legal holiday. All references herein to a particular time on a particular date shall refer to Central Time.

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Section 20. Presumption Concerning Interpretation and Construction.

Although the first draft of this Agreement was prepared by counsel for Seller, both Parties and their respective counsel have reviewed and participated in the drafting of the final form of this Agreement. Accordingly, in the event of any conflict or ambiguity in the provisions of this Agreement, there shall be no presumption in favor of either Party with respect to the interpretation or construction hereof.

Section 21. Section Headings.

The headings of the various Sections in this Agreement are for the convenience of the Parties and do not alter, modify, or limit the provisions thereof and shall not be used in construing or interpreting the provisions thereof.

Section 22. No Recordation.

Neither Party shall file or record this Agreement or any evidence or memorandum of this Agreement in any public records. A violation of this provision shall constitute a default by such applicable Party hereunder.

Section 23. Severability.

This Agreement is intended to comply with and be performed in accordance with (and only to the extent permitted by) all applicable laws, statutes, ordinances, rules, and regulations. If any provision of this Agreement is held to be invalid or unenforceable for any reason or to any extent, the remainder of this Agreement shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent not prohibited by law.

Section 24. Waivers and Modifications.

No delay on the part of a Party in exercising any rights or remedies hereunder shall operate as a waiver thereof, nor shall any specific waiver by a Party of any right or remedy hereunder operate or be construed as a waiver of any other right or remedy hereunder nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy hereunder (unless the provisions of this Agreement which establish any such right or remedy provide otherwise). No waiver of any right or remedy hereunder shall be valid or enforceable unless in writing and signed by the Party against whom such waiver is sought to be enforced. No modification of this Agreement shall be effective unless it is in writing and signed by both Parties.

Section 25. Governing Law; Venue.

The Parties acknowledge that this Agreement has been negotiated, executed, and delivered in the State of Texas, is intended to be performed wholly in the State of Texas, and the substantive laws of the State of Texas (without reference to choice of law principles) shall govern the interpretation and enforcement of this Agreement. The Parties agree that any court action brought to interpret or enforce any provision(s) of this Agreement, or otherwise relating to or arising from this Agreement, shall be commenced and maintained only in the District or County Court of Harris County, Texas (whichever court has amount-in-controversy jurisdiction), and each of the Parties irrevocably consents to exclusive jurisdiction and venue in such court for such purposes.

Section 26. Materiality, Survival.

(a) The representations, warranties, covenants, and agreements expressly set forth herein are material and have been relied on by the Parties in entering into this Agreement. Except as provided in Section 26(b) hereof, all such representations, warranties, covenants, and agreements shall not survive the Closing or a termination of this Agreement.

(b) Notwithstanding the Closing of the transaction contemplated in this Agreement or a termination of this Agreement, the provisions of Sections 6(d), 7, 9, 11, 13(e), 15, and 17 hereof and all other provisions of this Agreement which are described as surviving the Closing or a termination of this Agreement shall survive the Closing or a termination of this Agreement.

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Section 27. Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by any Party, person, or entity as creating any relationship of principal and agent, of partnership, of joint venture, or of any association whatsoever between the Parties. No provision of this Agreement and no act or failure to act of the Parties shall be deemed to create any relationship between the Parties other than the relationship of a buyer and a seller.

Section 28. Number and Gender of Words.

Whenever any number (singular or plural) is used herein, the same shall include and apply to any one or more thereof, and to each thereof, jointly and severally, and words of any gender shall include each other gender.

Section 29. Counterparts.

This Agreement may be executed in multiple counterparts, each of which is an original, but all of which shall constitute but one and the same document. The signatures of the Parties and the Title Company may appear on multiple separate signature pages.

Section 30. WAIVER OF CONSUMER RIGHTS.

AS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, WITHOUT WHICH INDUCEMENT PURCHASER ACKNOWLEDGES THAT SELLER WOULD NOT ENTER INTO THIS AGREEMENT, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, WITHOUT RESERVATION, PURCHASER HEREBY EXPRESSLY WAIVES ALL OF PURCHASER’S RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. PURCHASER HEREBY EXPRESSLY WARRANTS, REPRESENTS, AND CERTIFIES TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION AS TO ANY PROVISION OF THIS AGREEMENT OR AS TO ANY MATTER CONTAINED HEREIN; (B) PURCHASER IS EXPERIENCED IN THE PURCHASE OF REAL PROPERTY AND THE ANALYSIS OF REAL PROPERTY; AND (C) PURCHASER IS REPRESENTED BY LEGAL COUNSEL OF PURCHASER’S OWN CHOOSING IN SEEKING, ACQUIRING, AND PURCHASING THE PROPERTY AND IN NEGOTIATING THE TERMS OF THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF PURCHASER’S OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 31. NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES.

If for the current ad valorem tax year the taxable value of the Property that is the subject of this Agreement is determined by a special appraisal method that allows for appraisal of the Property at less than market value, the person to whom the Property is transferred may not be allowed to qualify the Property for that special appraisal in a subsequent tax year and the Property may then be appraised at its full market value. In addition, the transfer of the Property or a subsequent change in the use of the Property may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the Property. The taxable value of the Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the County in which the Property is located.

Section 32. NOTICE REGARDING POSSIBLE ANNEXATION.

If the Property that is the subject of this Agreement is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

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Section 33. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

EXECUTED in multiple original counterparts on the date written below the respective signatures of the Parties.

SELLER:		PURCHASER:

GRACE PROPERTIES OLNEY, LLC, a Texas limited liability company		REAL LIVING PROPERTY HOLDINGS – TEXAS, LLC, a Texas limited liability company

By:	/s/ Jake Hallsted	By:	/s/ Louis Collier
	Jake Hallsted, President		Louis Collier, Chief Executive Officer

Date:	June 21, 2021	Date:	June 21, 2021

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As of the date shown below defined as the Effective Date, the Title Company hereby acknowledges receipt of this Agreement executed by Seller and Purchaser. The Title Company agrees to immediately deliver to Seller, Seller’s counsel, Purchaser, and Purchaser’s counsel (if any, named in Section 10 hereof) a copy of this Agreement executed by both Parties and the Title Company. The Title Company has assigned this Agreement GF No. _________________________.

FIDELITY NATIONAL TITLE AGENCY, INC.

By:
Name:
Title:

Date:	, 2021
(the “Effective Date”)

On _________________, 2021, the Title Company received $_______________, representing the Earnest Money required hereunder. The Title Company hereby agrees to hold and disburse the Earnest Money and all other funds received by the Title Company in accordance with the provisions of this Agreement.

FIDELITY NATIONAL TITLE AGENCY, INC.

By:
Name:
Title:

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EXHIBIT “A”

TRACT ONE:

BEING ALL OP LOTS NO. ONE (1), TWO (2), NINE (9) AND TEN (10), ALL IN BLOCK NO. FOUR (4), WESTERN HEIGHTS ADDITION, an addition to the City of Olney, Young County, Texas, as shown by map or plat in Volume 2, Pages 115 and 220, Plat Records of Young County, Texas.

TRACT TWO:

A strip of land being 20’ by 300’ between Lots One (1) and Two (2) and Nine (9) and Ten (10) in Block No. Four (4), of the Western-Heights Addition, an addition to thenCity of Olney, Young County, Texas, being an abandoned alleyway, as shown by plat in Volume 1, Pages 115 and 220, Plat Records of Young County, Texas, Tracts ONE and TWO being more particularly described by metes and bounds as follows:

BEGINNING at a spike found at the Southeast corner of Lot 1, Block 4, Western Heights Addition to the City of Olney, Texas according to the plat recorded in Volume 1, Pages 115 and 220, Young County Plat Records, said spike being the intersection of the West line of Western Avenue and the North line of Elm Street;

THENCE with the North line of Elm Street, North 72.degrees 35 minutes West 300.05 feet to an iron rod set at the Southwest corner of Lot 2, of said Block 4, for the Southwest corner of this tract; THENCE with the West line of Lot, 2, North 17 degrees 25 minutes East at 140.0 feet pass its Northwest corner and the South line of an abandoned alley, at 160.0 feet pass the North line of abandoned alley and the Southwest corner of Lot 10 of said Block 4, continuing North 17 degrees 25 minutes East, in all a distance of 300.00 feet to an iron rod found at the Northwest corner of Lot 10, said iron rod being on the South line of Oak Street, for the Northwest corner of this tract;

THENCE with the North line of said Block 4, and the South line of Oak Street, South 72 degrees 25 minutes East 299.92 feet to an iron rod found at the Northeast corner of said Block 4, said iron rod being the intersection of the South line of Oak Street and the West line of Western Avenue, for the Northeast corner of this tract;

THENCE with the East line of said Block 4, and the West line of Western Avenue, South 17 degrees 23 minutes 30 seconds West 300.00 feet to the PLACE OF BEGINNING and containing 2.066 acres of land.

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EXHIBIT “B” 1

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

THE STATE OF TEXAS	§

		§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF [YOUNG]		§

THAT [GRACE PROPERTIES OLNEY, LLC, a Texas limited liability company] (“Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration to Grantor in hand paid by ____________________________________________ (“Grantee”), whose mailing address is ______________________________________________________________________________ the receipt and sufficiency of which consideration is hereby acknowledged and confessed, subject to all of the matters set forth or referred to herein, has GRANTED, SOLD, AND CONVEYED, and by these presents does GRANT, SELL, AND CONVEY, unto Grantee all that certain tract or parcel of land containing approximately 2.066 acres, (the “Land”) lying and being situated in the State of Texas and County of Young, more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes together with all rights and appurtenances thereto in anywise belonging to Grantor (the “Property”).

THIS CONVEYANCE is made and accepted subject to all matters of record listed on Exhibit “B” (the “Permitted Exceptions”) attached hereto and made part hereof for all purposes.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in any wise belonging unto Grantee, its successors and assigns, forever; and, subject to all of the matters set forth or referred to herein, Grantor does hereby bind itself and its successors to WARRANT and FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through, or under Grantor, but not otherwise.

AD VALOREM TAXES with respect to the Property for the current year have been prorated as of the date hereof and Grantee assumes and agrees to pay the same.

GRANTOR HAS EXECUTED and delivered this Special Warranty Deed and has granted, bargained, sold, and conveyed the Property, and Grantee has received and accepted this Special Warranty Deed and has purchased _______________the Property, AS IS, WHERE IS, AND WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER EXCEPT FOR THE SPECIAL WARRANTY OF TITLE AS HEREIN PROVIDED OR AS EXPRESSLY SET FORTH IN THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED __________, 2021 BY AND BETWEEN GRANTOR AND GRANTEE FOR THE PURCHASE AND SALE OF THE PROPERTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

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EXECUTED effective as of the _______ day of _____________, 202___.

[GRACE PROPERTIES OLNEY, LLC, a Texas
limited liability company]

By:
Name:
Title:

STATE OF TEXAS		§

§

COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared _________________, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he is the _________________ of Grace Properties Olney, LLC, a Texas limited liability company, and that he executed the same for the purposes and consideration therein expressed in the capacity therein stated and as the act and deed of said limited liability companies, limited partnerships, and joint venture.

GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the _______ day of _____________, 202__.

STAMP NAME AND DATE OF
EXPIRATION OF COMMISSION	NOTARY PUBLIC, STATE OF TEXAS
BELOW:

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RECEIVED, ACCEPTED, AND AGREED

TO BY GRANTEE:

 ____________________________________

By:
Name:
Title:

THE STATE OF ________	§

§

COUNTY OF ___________	§

BEFORE ME, the undersigned authority, on this day personally appeared ____________________________________________, __________________________ of _____________________________________________, a ____________________________, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said ____________________________.

GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the _______ day of _____________, 202__.

STAMP NAME AND DATE OF
EXPIRATION OF COMMISSION	NOTARY PUBLIC, STATE OF ____________
BELOW:

AFTER RECORDING RETURN TO:

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